UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 26, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On August 26, 2008, Anthony J. Macaione resigned from his positions as Senior Vice President and Chief Financial Officer of SBA Communications Corporation (the “Company”) effective as of September 12, 2008. On August 26, 2008, Mr. Macaione and the Company entered into a Resignation Agreement. Under the Resignation Agreement, Mr. Macaione will be entitled to $904,684.95 payable in twenty-four equal monthly installments. However, the first six installments will be aggregated and paid in a single lump sum on March 13, 2009. Mr. Macaione will also be entitled to receive any unpaid base salary through September 12, 2008, a cash payment for all unused vacation days as of September 12, 2008 and any unpaid reimbursement for business expenses. Additionally, Mr. Macaione will be entitled to continued coverage under the Company’s medical, dental, and life insurance plans until the earlier of September 12, 2010 or the date Mr. Macaione becomes eligible for comparable benefits provided by a third party. As of September 12, 2008, Mr. Macaione’s unvested stock options will be terminated and his vested stock options will remain exercisable until the earlier of the 90th day following September 12, 2008 or the expiration date of the stock options.

(c)

On August 26, 2008, Brendan T. Cavanagh was appointed to the position of Senior Vice President and Chief Financial Officer effective as of September 12, 2008. As of September 12, 2008 through the remainder of 2008, Mr. Cavanagh’s base salary will be $225,000 and his target annual bonus opportunity will be 50% of his annual base salary. Achievement of Mr. Cavanagh’s target bonus opportunity is based 50% on the achievement of company-wide EBITDA targets and 50% on a subjective evaluation of his performance during the year.

Mr. Cavanagh, who is 37 years old, has served as the Company’s Vice President and Chief Accounting Officer since June 2004. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President—Site Administration, from January 2003 to June 2004. Prior to joining the Company, Mr. Cavanagh was a Senior Accountant with Arthur Andersen LLP where he was employed for three years. Mr. Cavanagh received his Masters of Business Administration from Florida Atlantic University. Mr. Cavanagh is a Certified Public Accountant.

On August 26, 2008, Brian Lazarus was appointed to the positions of Vice President and Chief Accounting Officer effective as of September 12, 2008. As of September 12, 2008 through the remainder of 2008, Mr. Lazarus’ base salary will be increased by 4.45% and his target annual bonus opportunity will be 40% of his annual base salary. Achievement of Mr. Lazarus’ target bonus opportunity is based upon achievement of various individual performance objectives established at the beginning of the year. In addition, on September 12, 2008, Mr. Lazarus will be granted 10,000 options to purchase the Company’s Class A common stock, in accordance with and subject to the terms of the Company’s 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002, at an exercise price equal to the closing price per share on September 12, 2008. The options will vest and become exercisable in four equal annual installments commencing on September 12, 2009 and will have a term of seven years.

Mr. Lazarus, who is 36 years old, has served as the Company’s Controller since October 2006. Prior to joining the Company, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. From April 2001 to December 2003, Mr. Lazarus was a Senior Audit Manager with Ernst & Young LLP. Previously, Mr. Lazarus spent six years with KPMG LLP. Mr. Lazarus is a Certified Public Accountant.

There is no arrangement or understanding between each of Mr. Cavanagh and Mr. Lazarus and any other person pursuant to which Mr. Cavanagh was appointed Senior Vice President and Chief Financial Officer and Mr. Lazarus was appointed Vice President and Chief Accounting Officer. There are no family relationships between each of Mr. Cavanagh and Mr. Lazarus and any of the Company’s directors and executive officers, and the Company has not entered into any transactions with Mr. Cavanagh and Mr. Lazarus that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by SBA Communications Corporation on August 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops
Chief Executive Officer, President

Dated: August 28, 2008